Exhibit 97.1

Silicom Ltd.
Executive Officer Clawback Policy

Approved by the Compensation Committee of the Board of Directors on October 31, 2024 (the
“Adoption Date”)

I.	Purpose

This Executive Officer “Clawback” Policy (or “Policy”) describes the circumstances under which Officers of Silicom Ltd. (the “Company”) will be required to repay or return Erroneously-Awarded Compensation to the Company

This Policy and any terms used in this Policy shall be construed in accordance with any SEC regulations promulgated to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, including without limitation Rule 10D-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”),  and the rules adopted by Nasdaq, as well as the provisions of the Israeli Companies Law of 1999 (the “Companies Law”).

Each Officer of the Company shall sign an Acknowledgement and Agreement to the Policy in the form attached hereto as Exhibit A as a condition to his or her participation in any of the Company’s incentive-based compensation programs; provided that this Policy shall apply to each Officer irrespective of whether such Officer shall have failed, for any reason, to have executed such Acknowledgement and Agreement.

II.	Definitions

For purposes of this Policy, the following capitalized terms shall have the respective meanings set forth below:

(a)
“Accounting Restatement” shall mean means an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements (a) that is material to the previously issued financial statements or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

(b)
“Applicable Rules” means Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, the listing rules of the national securities exchange or association on which the Company’s securities are listed, including Rule 5608 of the NASDAQ listing rules, and any applicable rules, standards or other guidance adopted by the Securities and Exchange Commission or any national securities exchange or association on which the Company’s securities are listed, or the Companies Law.

(c)	“Board” shall mean the Board of Directors of the Company.

(d)
“Clawback Period” shall mean, with respect to any Accounting Restatement, the three completed fiscal years immediately preceding the Restatement Date and any transition period (that results from a change in the Company’s fiscal year) of less than nine months within or immediately following those three completed fiscal years.

(e)	“Committee” shall mean the Compensation Committee of the Board.

(f)	“Effective Date” shall mean October 2, 2023.

(g)
“Erroneously-Awarded Compensation” shall mean the amount of Incentive-Based Compensation that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts. This amount must be computed without regard to any taxes paid.

(h)
“Financial Reporting Measures” shall mean measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and all other measures that are derived wholly or in part from such measures, including, without limitation, measures that are “non-GAAP financial measures” for purposes of Exchange Act Regulation G and Item 10(e) of Regulation S-K, as well other measures, metrics and ratios that are not non- GAAP measures. For purposes of this Policy, Financial Reporting Measures shall include stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return). A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a Company filing with the SEC.

(i)
“Impracticable” means (a) the direct expense paid to third parties to assist in enforcing recovery would exceed the Erroneously Awarded Compensation; provided that the Company has (i) made reasonable attempt(s) to recover the Erroneously Awarded Compensation, (ii) documented such reasonable attempt(s) and (iii) provided such documentation to the national securities exchange or association on which the Company’s securities are listed, (b) the recovery would violate the Company’s home country laws adopted prior to November 28, 2022, provided that the Company has (i) obtained an opinion of home country counsel, acceptable to the relevant listing exchange or association, that recovery would result in such a violation and (ii) provided such opinion to the relevant listing exchange or association, or (c) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.

(j)
Incentive-Based Compensation” means any compensation (including, for the avoidance of doubt, any cash, equity, or equity-based compensation, whether deferred or current) that is granted, earned, and/or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures and “received” by a person: (a) after such person began service as an Officer; (b) who served as an Officer at any time during the performance period applicable to such incentive-based compensation; (c) while the Company has a class of securities listed on a national securities exchange or association; and (d) during the Clawback Period.

(k)
“Officer” shall mean means any “executive officer” of the Company as such term is defined in Rule 5608 of the NASDAQ listing rules or within the meaning of the Companies Law. Individuals who are “executive officers” of the Company’s parent(s) or subsidiaries are deemed executive officers of the Company if they perform such policy making functions for the Company.

(l)
“Other Recovery Arrangements” means any clawback, recoupment, forfeiture or similar policies or provisions of the Company or its affiliates, including any such policies or provisions of such effect contained in any employment agreement, bonus plan, incentive plan, equity-based plan or award agreement thereunder or similar plan, program or agreement of the Company or an affiliate or required under applicable law (including, without limitation, the Compensation Policy) and any other right of clawback, recoupment, forfeiture or repayment that is required by applicable law.

(m)
“Received” shall mean Incentive-Based Compensation received, or deemed to be received, in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation is attained, even if the payment, vesting or grant occurs after the fiscal period.

(n)
“Restatement Date” shall mean the earlier of (i) the date the Board, a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date that a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement

III.	Persons Subject to Clawback Policy

This Policy shall apply to and be binding and enforceable on Officers. In addition, the Committee and the Board may apply this Policy to persons who are not Officers (in such cases, with references herein to “Officers” deemed to include such persons), and such application shall apply in the manner determined by the Committee and the Board in their sole discretion.

IV.	Compensation Subject to Policy

This Policy shall apply to Incentive-Based Compensation Received on or after the Effective Date.

V.	Recovery of Compensation

In the event that the Company is required to prepare an Accouting Restatement, the Company shall recover, reasonably promptly and in accordance with Section 4 below, the portion of any Incentive-Based Compensation that is Erroneously Awarded Compensation, unless the Committee and the Board have determined that recovery from the relevant current or former Officer would be Impracticable. Recovery shall be required in accordance with the preceding sentence regardless of whether the applicable Officer engaged in misconduct or otherwise caused or contributed to the requirement for the Restatement and regardless of whether or when restated financial statements are filed by the Company.  For clarity, the recovery of Erroneously Awarded Compensation under this Policy will not give rise to any Officer’s right to voluntarily terminate employment for “good reason” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company or any of its affiliates.

VI.	Manner of Recovery; Limitation of Duplicative Recovery

The Committee and the Board shall, in their sole discretion, determine the manner of recovery of any Erroneously Awarded Compensation, which may include, without limitation, reduction or cancellation by the Company or an affiliate of the Company of Incentive-Based Compensation or Erroneously Awarded Compensation, reimbursement or repayment by any person subject to this Policy, and, to the extent permitted by law, an offset of the Erroneously Awarded Compensation against other compensation payable by the Company or an affiliate of the Company to such person. Notwithstanding the foregoing, unless otherwise prohibited by the Applicable Rules, to the extent this Policy provides for recovery of Erroneously Awarded Compensation already recovered by the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or Other Recovery Arrangements, the amount of Erroneously Awarded Compensation already recovered by the Company from the recipient of such Erroneously Awarded Compensation may be credited to the amount of Erroneously Awarded Compensation required to be recovered pursuant to this Policy from such person.

VII.	No Indemnification

The Company shall not indemnify any Officer against the loss of Erroneously-Awarded Compensation and shall not pay, or reimburse any Officers for premiums, for any insurance policy to fund such Officer’s potential recovery obligations. None of the Company, an affiliate of the Company (excluding any person subject to the recovery of Erroneously Awarded Compensation hereunder) or any member of the Committee or the Board shall have any liability to any person as a result of actions taken under this Policy.

VIII.	Administration

This Policy shall be administered, interpreted and construed by the Committee, which is authorized to make all determinations necessary, appropriate or advisable for such purpose. The Board may re-vest in itself the authority to administer, interpret and construe this Policy in accordance with applicable law and the Applicable Rules, and in such event references herein to the “Committee” shall be deemed to be references to the Board.  Subject to any permitted review by the applicable national securities exchange or association pursuant to the Applicable Rules, all determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Officers and the Company and its affiliates, shareholders and employees. The Committee may delegate administrative duties with respect to this Policy to one or more directors or employees of the Company, as permitted under applicable law, including any Applicable Rules.

IX.	Amendment; Termination

The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required by any Applicable Rules. The Committee may terminate this Policy at any time. Notwithstanding anything in this Section IX to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any Applicable Laws.

X.	Other Recoupment Rights; No Additional Payments

The terms of this Policy shall be binding and enforceable against all Officers subject to this Policy and their beneficiaries, heirs, executors, administrators or other legal representatives. Any applicable award agreement or other document setting forth the terms and conditions of any compensation covered by this Policy shall be deemed to include the restrictions imposed herein and incorporate this Policy by reference and, in the event of any inconsistency, the terms of this Policy will govern. For the avoidance of doubt, this Policy applies to all compensation that is received on or after the Effective Date, regardless of the date on which the award agreement or other document setting forth the terms and conditions of the Officer’s compensation became effective.

Exhibit A

ACKNOWLEDGEMENT AND AGREEMENT TO THE EXECUTIVE OFFICER CLAWBACK
POLICY OF SILICOM LTD.

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of Silicom Ltd. Executive Officer Clawback Policy (the “Policy”). Capitalized terms used but not otherwise defined in this Acknowledgement Form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.

As a condition of receiving Incentive-Based Compensation from the Company, by signing this Acknowledgement and Consent Form, the undersigned agrees that (i) the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned’s employment with the Company, (ii) any Incentive-Based Compensation received on or after the Effective Date is subject to recovery pursuant to the terms of the Policy, and (iii) the undersigned agrees to abide by the terms of the Policy, including, without limitation, in the event it is determined that any amounts granted, awarded, eared or paid to the undersigned are to be forfeited, reimbursed, clawbacked or repaid, and the undersigned will promptly take any action necessary to effectuate such forfeiture, reimbursement, clawback or repayment. To the extent the Company’s recovery right under the Policy conflicts with any other contractual rights (including, in the event of an inconsistency or conflict between the Policy and the terms of any employment agreement, compensation plan, program or agreement) the undersigned may have with the Company, the undersigned understands that the terms of the Policy shall supersede any such contractual rights. The terms of the Policy shall apply in addition to any right of recoupment against the undersigned under the Compensation Policy or applicable law and regulations. The undersigned also acknowledges that it would not be entitled to indemnification or advancement of expenses, in connection with any enforcement of the Policy by the Company.

Signature:
Name:
Date: